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                                                                   Exhibit 10.26


April 1, 1997



Mr. J. Larry Smart
21245 Comer Drive
Saratoga, California  95070

Dear Larry:

         As you are aware, the Board of Directors of Visioneer, Inc. has decided to implement certain management changes and is pleased to offer you a full time employment position starting April 1, 1997 as acting President and CEO. Your responsibilities will include implementing the management and other organizational changes recommended by the Board. You will report directly to the Board and all Visioneer officers will report to you. As you are also aware, the Board will commence a search for a permanent President and CEO immediately. Your salary will be $20,000 per month, payable in accordance with Visioneer's standard payroll policy. You will be required to devote all of your business time and attention to Visioneer's business.

         If at anytime during the period of your employment relationship with Visioneer, your relationship is terminated or there is a significant reduction in your duties for any reason other than for Cause (as defined below) or as a result of your voluntary termination, you will be entitled to a severance payment of $60,000 in addition to the salary paid to you as of such date. "Cause" for purposes of this letter shall mean unsatisfactory performance by you of your duties as determined by the Board in its sole discretion, breaches of Visioneer policies or agreements, the conviction of a felony, committing an act of dishonesty, fraud or intentional illegal conduct against Visioneer, the misappropriation of Visioneer property, the breach by you, or any alleged breach, of any other arrangement or relationship between you and another entity which the Board determines in its sole discretion to be injurious to Visioneer in a material manner.

         The Company has also granted you a nonstatutory option to purchase 135,000 shares of Visioneer Common Stock at the price of $3 3/4 per share. As a nonstatutory stock option, any difference between the fair market value of Visioneer Common Stock on the date of exercise and the date of grant will be treated as ordinary income and withholding tax will be due from you. The option will vest at the rate of 15,000 shares per month for so long as you remain an employee of Visioneer. If, during the first three months of your employment relationship with Visioneer, your relationship is terminated or there is a significant reduction in your duties for any reason other than for Cause or as a result of your voluntary termination, you will become immediately vested with respect to 45,000 shares (which number includes and is not in addition to shares that have vested as of the date of such termination). The stock option will be subject to the execution by you of an Option Agreement setting forth these terms in detail. Under the Option Agreement you will be entitled to exercise the stock option with respect to the shares that have vested as of the date of termination for 90 days after such date.
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         In addition, if at any time during your employment relationship with
Visioneer you have achieved certain performance milestones agreed to between you and the Board, the Board will accelerate the vesting of an additional number of shares under the stock option of up to 50% of the number of shares already vested as of such date; provided, however, in no event will you be entitled to acquire more than 135,000 shares under the option. The decision of whether you have achieved such milestones and whether to accelerate the vesting of the option shall be determined by the Board in its sole discretion.

         You will also be asked to sign Visioneer's standard Confidentiality and Assignment of Inventions Agreement. Your employment relationship with Visioneer will be "at will" and will be terminable by either you or Visioneer at any time for any reason. Except as set forth in this letter, you will not be entitled to acceleration of vesting or any severance payment in connection with your employment relationship with the Company or any termination thereof. In addition, you agree to relinquish any rights you may have to stock options under Visioneer's 1995 Directors' Stock Option Plan.

         We all look forward to a mutually profitable and enjoyable relationship as we build Visioneer into a premier data input device company together.

         This letter supersedes our previous letters relating to the subject matter of this letter, including our letter dated February 12, 1997, which is hereby rescinded in its entirety. This includes termination of the options granted to you to purchase 200,000 shares of Visioneer Common Stock, termination of the $25,000 per year consulting fee and termination of any other benefits set forth in such letter. In this regard, you also confirm your resignation as Chairman of the Board of Directors but will remain a director of Visioneer until requested to resign by the Board of Directors, at which time you will resign such position. If you agree with these terms please sign this letter and return it to me by April 1, 1997.

Regards,

/s/ William J. Harding

William J. Harding
For the Board of Directors
Visioneer, Inc.

I accept this offer /s/ J. Larry Smart                                4/2/97
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                                                                       Date
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July 7, 1997


Mr. J. Larry Smart
21245 Comet Drive
Saratoga, California  95070

Dear Larry:

         This letter amends the letter agreement between you and Visioneer, Inc. dated April 1, 1997, under which you were granted an option to purchase 135,000 shares of Visioneer Common Stock (the "April Option"). The April letter agreement provided that you would be eligible for acceleration of vesting of up to 45,000 shares under the April Option upon achievement of certain performance milestones agreed to between you and the Board. You agree that such acceleration of vesting under the April Option will no longer apply. Instead, you will be eligible for certain acceleration of vesting under an additional option granted to you and summarized below. The April Option will continue to vest at the rate of 15,000 shares per month and, provided you remain an employee of the Company, will be fully vested on January 1, 1998.

         The Company has granted you an option to purchase 180,000 shares of Visioneer Common Stock at the price of $3 7/16 per share (the "June Option"). The June Option is in addition to the April Option. The June Option will be an incentive stock option under the Company's 1993 Incentive Stock Option Plan to the maximum extent permitted by applicable IRS rules, with the balance of such options being Nonstatutory Stock Options within the meaning of the plan.

         The June Option will vest at the rate of 15,000 shares per month commencing January 1, 1998 for so long as you remain an employee of Visioneer. You will be eligible for acceleration of vesting under the June Option under any of the following three conditions: (i) if you remain the President and CEO of the Company upon either the Company's hiring of a permanent President and CEO and remain an employee through a subsequent two week transition period (the "CEO Transition Period"), or the consummation of a change of control of the Company, such as the merger of the Company or the sale of substantially all of the Company's assets to a third party, whether either event occurs before or after January 1, 1998, you will become immediately vested with respect to an additional 60,000 shares, or such lesser number of unvested shares remaining under the June Option; (ii) if you remain an employee of the Company through September 30, 1997 and achieve certain performance milestones agreed to between you and the Board based on your performance through September 30, 1997, the Board will accelerate the vesting of up to an additional 45,000 shares under the June Option (such milestones will be based on the six objectives originally communicated to you prior to your commencement of employment); and (iii) if you remain an employee of the Company through the CEO Transition Period and you achieve certain performance milestones agreed to between you and the Board based on your performance after October 1, 1997 and through the CEO Transition Period, the Board will accelerate the vesting of up to an additional 30,000 shares under the June Option. The decision under subsections (ii) and (iii) above of whether you have

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achieved such milestones shall be determined by the Board in its sole discretion. In addition, your eligibility for acceleration of vesting under subsections (i), (ii) and (iii) will also be subject to the Board's sole determination that you have satisfactorily performed your duties as President, CEO and an employee of the Company during the period covered by such milestones, or, with respect to subsection (i), generally during the term of your employment by the Company. In addition, your eligibility for acceleration of vesting under subsection (i) as a result of a change of control of the Company is subject to the opinion of the Company's accountants that such acceleration of vesting will not disqualify the Company from the availability of pooling of interest accounting treatment in connection with a merger or sale of the Company. Notwithstanding the foregoing, in no event will you be entitled to acquire more than 180,000 shares under the June Option and 135,000 shares under the April Option.

         As with the April Option, the June Option will be subject to the execution by you of an Option Agreement setting forth in detail these terms. Under the Option Agreement you will be entitled to exercise the June Option with respect to the shares that have vested as of the date of termination for 90 days after such date. Except as set forth in this letter and the April letter agreement between you and Visioneer, you will not be entitled to acceleration of vesting under the April Option or the June Option or any severance payment in connection with your employment relationship with the Company or any termination thereof. In addition, your employment relationship with Visioneer will continue to be "at will" and will be terminable by either you or Visioneer at any time for any reason.

         Except as provided in this letter agreement, all terms of the April letter agreement shall remain in full force and effect. This letter agreement shall govern, however, in the event of any conflict between such agreements.

         We all look forward to a mutually profitable and enjoyable relationship as we build Visioneer into a premier data input device company together.

Regards,

/s/ Jeff Heimbuck

Jeff Heimbuck
For the Board of Directors
Visioneer, Inc.

I accept this offer /s/ J. Larry Smart                                7/7/97
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                                                                       Date